SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK 10036-6522

TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

December 19, 2007

FIRM/AFFILIATE OFFICES
BOSTON CHICAGO
HOUSTON LOS ANGELES
PALO ALTO SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON BEIJING
BRUSSELS FRANKFURT
HONG KONG LONDON
MOSCOW MUNICH PARIS
SINGAPORE SYDNEY TOKYO
TORONTO VIENNA

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-1004
Attention: John Ganley

  Re:
  BlackRock Defined Opportunity Credit Trust—
  Registration Statement on Form N-2 (File Nos. 333-146252 and 811-22126)

Ladies and Gentlemen:

        Electronically transmitted herewith for filing on behalf of BlackRock Defined Opportunity Credit Trust (the "Trust") is Pre-Effective Amendment No. 2 to the Trust's registration statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended.

        If you have any questions or comments or require any additional information in connection with the Trust or the Registration Statement please telephone me at (212) 735-3406.

Very truly yours, /s/ Michael Hoffman Michael Hoffman

Enclosures